Exhibit 10.1

MANAGEMENT AGREEMENT
AGREEMENT (this “Agreement”) made as of the 1st day of  November 2018 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and KATONAH CAPITAL PARTNERS MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor” or “Katonah”).
W I T N E S S E T H:
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and
WHEREAS, such trading to be conducted directly or through investment in a master fund of which CMF would be the general partner and Katonah would be the advisor; and
WHEREAS, the Fourth Amended and Restated Limited Partnership Agreement dated as of May 1, 2012, as amended by that Amendment No. 1 dated December 30, 2015 and that Amendment No. 2 dated December 8, 2017 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and
WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and
WHEREAS, CMF is registered as a commodity trading advisor and commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.   DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it, whether directly or indirectly through a master fund, from time to time by CMF in commodity interests, including commodity futures contracts, options, spot and forward contracts (including exchange-cleared forward contracts) and over-the-counter foreign exchange (including currency spot and swap contracts) and exchange-cleared swap contracts.  The Advisor may also engage in other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be subject to the trading policies of CMF expressly set forth in Appendix B hereto (the “CMF Trading Policies”). Such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s Laplace Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in Appendix B without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b)   CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through a master fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant, independent floor broker or swap dealer and any give-up or floor brokerage fees are approved in advance by CMF.  Moreover, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions permitted under Section 1(a) of this Agreement with such swap dealer or swap dealers as it may choose for execution with instructions to give-up the trades to the broker designated by CMF provided that the swap dealer and any give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).
(c)   The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A. The Partnership and the Advisor agree that the Advisor shall trade the initial allocation, either directly or indirectly through a master fund, as though 1.5 times the assets had been allocated to the Advisor.  For example, if $40 million is allocated to the Advisor, the Advisor shall implement the Program as though $60 million in assets had been allocated to the Advisor. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five (5) days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix A or the Partnership’s current Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”), as applicable, to be materially inaccurate.  Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account, which is attached as Appendix C to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval (“Permitted Contracts”).  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.  U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)   The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, directors, employees and partners, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.
(e)   The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.
(f)   CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two (2) business days’ prior notice to the Advisor of any reallocations or liquidations.

(g)   The Advisor shall assume financial responsibility for any Material Advisor Error (as defined below) committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers.  In the event of any errors, failures or omissions by any broker used by the Advisor on behalf of the Partnership’s account, the Advisor agrees to use best efforts to pursue an appropriate financial remedy on CMF’s and the Partnership’s behalf with the relevant broker.    The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any Material Advisor Errors (as defined below) with respect to the Partnership’s account, and the Advisor shall use its best efforts to identify and promptly correct any errors with respect to the Partnership’s account’s trading activities, including any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership that, either individually or collectively, have an adverse effect on the Partnership’s account.  A “Material Advisor Error” is an error committed or caused by the Advisor that is greater than 0.02% of 1.5 times the amount of assets allocated to the Advisor by the Partnership as of the date such error occurred.
2.   INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.
3.   COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable semi-annually equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1.0% (1.0% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.0% and dividing the result thereof by 12).
(b)   “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.
(c)   “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first full semi-annual period of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full semi-annual period of such trading.  Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d)   Semi-annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a semi-annual period or a calendar month, as the case may be, the semi-annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current semi-annual period and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.
(e)   The provisions of this Section 3 shall survive the termination of this Agreement.
4.   RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partners may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, directors, employees and partners shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)   If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC‑ or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk or volatility parameters, accounts with different leverage, accounts using programs other than the Program or using a modified version of the Program, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.
(c)   It is acknowledged that the Advisor and/or its officers, directors, employees and partners presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d)   The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
      5.   TERM.  (a) This Agreement shall continue in effect until November 1st, 2019 (the “Initial Termination Date”). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon written notice to Advisor if (i) the Partnership’s Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding units owned by CMF, an affiliate of CMF other than the Partnership, or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement in any material respect; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in Appendix B, as they may be changed from time to time; (viii) the Advisor (A) merges, consolidates with another entity or sells a substantial portion of its assets, other than in each case if the acquiring or surviving entity is controlled by the members of Advisor or (B) becomes bankrupt or insolvent, (ix) Balaji Vinjamur or Vivin Oberoi dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor together with the other or is otherwise not managing the trading programs or systems of the Advisor, (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)   The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after November 1, 2019; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.
(c)   Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
6.   INDEMNIFICATION.  (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)   Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
(iii)   Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.
(iv)   In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.
(v)   As used in this Section 6(a), the term “Advisor” shall include the Advisor, its affiliates, principals, officers, directors, employees and partners and the term “CMF” shall include the Partnership.
(b)   (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii)   In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, employees and partners unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.
(c)   In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d)   None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(e)   Notwithstanding anything to the contrary contained herein, no party hereto shall, under any circumstances whatsoever, be liable for any special, punitive, incidental, indirect or consequential damages including loss of profits, whether or not such damage was reasonably foreseeable and whether arising in contract, tort or otherwise.
(f) The provisions of this Section 6 shall survive the termination of this Agreement.
7.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)   The Advisor represents and warrants that:
(i)    All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects as and when provided (or as of the date set forth in such information)and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading.  All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, if and to the extent such references are expressly provided for inclusion in the Memorandum and reviewed and approved by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects as of the date so provided, except that with respect to financial or performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor expressly for the preparation of the Memorandum and not to the presentation thereof or any financial or performance adjustments thereto.

(ii)   The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on a) all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, or b) with the written consent of CMF, a representative account of the Program.  Such performance has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.   The annual financial statements of Katonah Capital Partners, LLC for the period January 1, 2017 through December 31, 2017 have been examined by an independent certified public accountant and a copy of the report thereon has been provided to CMF.
(iii)   The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.
(iv)   It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.  It has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement.  The Advisor is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Advisor’s ability to perform its obligations hereunder.
(v)   The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would limit or affect the performance of its duties under this Agreement.
(vi)   This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vii)   At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as may be requested by CMF for inclusion therein.
(b)   CMF represents and warrants for itself and the Partnership that:

(i)   CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.  CMF is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect CMF's ability to perform its obligations hereunder.
(ii)   CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)   This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)   CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)   CMF is registered as a commodity pool operator and is a member of NFA, and is in material compliance with any such other registration and licensing requirements as shall be necessary to conduct its and the Partnership's business, and it will maintain and renew such registration and membership during the term of this Agreement.
(vi)   The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The Partnership is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect the Partnership's ability to perform its obligations hereunder.
(vii)   The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8.   COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a)   The Advisor agrees as follows:
(i)   In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)   The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding  (i) relating to the business or operations of the Advisor or any of its affiliates regardless of whether such investigation, suit, action or proceeding also involves CMF and (ii) involving officers, manager(s), employees and member(s), agents or representatives involving the commission or alleged commission of any act which is considered to be a misdemeanor or felony under the New York State Penal Law  (regardless of where such crime has been committed or alleged to have been be committed). The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine investigation or audit of the Advisor’s business activities.
(iii)   In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined and systematic order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any Material Advisor Error committed by the Advisor or its principals or employees; (B) any failures, errors, or omissions by any executing brokers that, either individually or collectively, have an adverse effect on the Partnership’s account; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv)   The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.
(v)   The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.
(vi)   CMF shall have the right for a period of 18 months following the date of this Agreement to allocate up to $50 million in assets to the Advisor’s Program on behalf of any collective investment vehicle or account operated or managed by CMF and the Advisor represents that such allocation will not exceed the capacity limits of the Program.

(vii)   The Advisor will update any information previously provided to CMF and/or the Partnership under the Agreement, including, without limitation, information referenced in Section 7(a)(i) hereof.
(ix)   The Advisor shall promptly notify CMF when the Advisor’s open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.
(b)   CMF agrees for itself and the Partnership that:
(i)   CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)   CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(iii)   CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs ("CIP"), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury's Office of Foreign Assets Control.

9.   CONFIDENTIAL INFORMATION.  The Advisor, CMF and the Partnership each acknowledge and agree that during the course of their association with one another, each party may receive and have access to certain information, data, notes, analyses, records, and materials of the other party, including, without limitation, information concerning the other party’s business affairs, CMF and the Partnership’s management arrangement with the Advisor and investment strategies, and all information regarding the Advisor, CMF and the Partnership (collectively, the “Confidential Information”).  The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives in violation hereof, (ii) was or becomes available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representatives or agents to the receiving party or its representatives, (iii) becomes available to the receiving party or its representatives on a non-confidential basis from a source other than the disclosing party or its representatives or agents, provided that such source is not known to the receiving party to be bound by a confidentiality agreement with the disclosing party or its representatives or agents or otherwise prohibited from transmitting the information to the receiving party or its representatives by a contractual, legal or fiduciary obligation, or (iv) is independently developed by the receiving party or on its behalf, provided that such development was by the receiving party or on the receiving party’s behalf without the use of, or any reference to, the Confidential Information.  None of the parties shall disclose to third parties or use any other party’s Confidential Information without such other party’s prior written consent, except as otherwise contemplated herein or as required by applicable law, a court of competent jurisdiction or any regulatory or self-regulatory organization, or as necessary to carry out its duties pursuant to this Agreement. Notwithstanding the foregoing, any party may disclose the Confidential Information to its affiliates and its and their agents, advisors, offices, directors, employees, consultants, attorneys, accountants or other service providers and other representatives who have a need to know such Confidential Information. COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.   ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.
11.   AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.
12.   NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue,
New York, New York 10036
 Attention:  Patrick T. Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Katonah Capital Partners
237 Increase Miller Road
Katonah, NY 10536
Attention: Balaji Vinjamur

Email:  Alv@katonahcapitalpartners.com

13.   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.   ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
15.   NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.
16.   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.
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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT
YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC By /s/ Patrick T. Egan Patrick T. Egan President and Director	KATONAH CAPITAL PARTNERS MANAGEMENT, LLC By: /s/ Vivin Oberoi Name: Vivin Oberoi Title: CEO
EMERGING CTA PORTFOLIO L.P. By: Ceres Managed Futures LLC (General Partner) By /s/ Patrick T. Egan Patrick T. Egan President and Director

APPENDIX A
Description of Program
The Katonah Laplace Program is a Bayesian machine learning approach that systematically estimates expected returns and drawdowns. The Program trades over sixty different liquid futures markets, across all four major asset classes (equities, forex, fixed income, and commodities). Katonah utilizes data derived from both price and fundamental sources. The Program is a robust framework without a bias towards a particular trading strategy and aims to have minimal exposure to volatility, trend, liquidity, or evolving correlation. As the market environment changes the Program’s machine learning process helps in navigating through evolving conditions, while constructing a portfolio that prioritizes capital preservation and limits drawdowns.

APPENDIX B
CMF Trading Policies
1.
The Partnership will invest its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions.  Sufficient volume, in this context, refers to a level of liquidity that the Advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.
The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 ⅔% of the Partnership’s net assets allocated to the Advisor.  To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
The Partnership may occasionally accept delivery of a commodity.  Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position is fully hedged.

4.
The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.	The Partnership will not utilize borrowings except if the Partnership purchases or takes delivery of commodities.
6.
From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. “Spreads” or “straddles” include the simultaneous holding of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
The Partnership will not permit the churning of its brokerage accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

APPENDIX C
List of Contracts Traded